Exhibit 99.1

Bar Harbor Bankshares Announces Extension of Expiration Date of Exchange Offer
Bar Harbor Bankshares (NYSE American: BHB) announced today that is has extended the expiration date for its offer to exchange (the “Exchange Offer”) any and all of its outstanding 4.625% Fixed-to-Floating Subordinated Notes due 2024 (“Old Notes”) that were issued in an unregistered offering on November 26, 2019 for newly issued 4.625% Fixed-to-Floating Subordinated Notes that have been registered under the Securities Act of 1933 (“New Notes”), upon the terms and conditions set forth in the prospectus relating to the Exchange Offer (the “Prospectus”) filed with the Securities and Exchange Commission.
EXTENSION OF THE EXPIRATION DATE
We are extending the expiration date of the Exchange Offer. The expiration date was previously 5:00 p.m. Eastern time, on Friday, March 6, 2020 and will now be 5:00 p.m. Eastern time, on Friday, April 3, 2020, unless further extended. Accordingly, holders who tender Old Notes prior to such time will receive New Notes. Other than the extension of the expiration date described herein, the terms and conditions of the Exchange Offer remain as set forth in the Prospectus.
U.S. Bank National Association (“U.S. Bank”) is acting as the exchange agent in connection with the Exchange Offer. Holders of the Old Notes may contact U.S. Bank at (800) 934-6802 with questions they may have regarding the Exchange Offer. You should direct questions, request for assistance and requests for copies of the prospectus to the exchange agent.
IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFER
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security.
Security holders are strongly urged to carefully review the Registration Statement, the prospectus, including any amendments and supplements thereto, and the other related documents and materials filed with the Securities and Exchange Commission (the “SEC”), because they will contain important information about us and the Exchange Offer and are the sole means by which any offer to exchange will be made.
Investors and security holders may obtain a free copy of the Registration Statement, the prospectus and related materials, and other documents we filed with the SEC, at the SEC’s website, www.sec.gov. Free copies of our filings with the SEC have been made available on our website, www.barharbor.bank.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. All statements, other than statements of historical facts, included in this release that address activities, events, or developments that we expect, believes, or anticipates will or may occur are forward-looking statements. Several risks and uncertainties could cause actual results to differ materially from these statements, including factors described occasionally in our publicly available SEC reports. We assume no obligation to update publicly such forward-looking statements, whether because of new information, future events, or otherwise.

BACKGROUND
Bar Harbor Bankshares (NYSE American: BHB) is the parent company of its wholly-owned subsidiary, Bar Harbor Bank & Trust. Founded in 1887, Bar Harbor Bank & Trust is a true community bank serving the financial needs of its clients for over 130 years. Bar Harbor provides full-service community banking with office locations in all three Northern New England states of Maine, New Hampshire and Vermont. For more information, visit www.barharbor.bank.

CONTACTS
Josephine Iannelli
EVP, Chief Financial Officer & Treasurer
(207) 288-3314